Exhibit 10.2

FORESTAR GROUP INC.

EXECUTIVE CASH INCENTIVE PLAN

(Effective as of October 1, 2024)

ARTICLE 1

ESTABLISHMENT AND PURPOSE

Section 1.1. Establishment. Forestar Group Inc., a Delaware corporation, hereby establishes this cash incentive compensation plan known as the Forestar Group Inc. Executive Cash Incentive Plan (the “Plan”), effective as of October 1, 2024. The Plan permits the Company to provide cash incentive award payouts to Participants based on the achievement of pre-established performance objectives. The Plan will continue to be effective until terminated by the Board or the Committee pursuant to Article 10.

Section 1.2. Purpose. The primary purposes of the Plan are to provide incentives to enhance shareholder value and promote the attainment of significant business objectives of the Company by basing a portion of selected Senior Executive’s compensation on the achievement of financial, business, and other performance criteria.

ARTICLE 2

DEFINITIONS

Whenever used in the Plan, the following terms will have the meanings set forth below:

Section 2.1. Award Opportunity means the various levels of incentive award payouts that a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1 and Section 5.2 herein.

Section 2.2. Board means the Board of Directors of the Company.

Section 2.3. Change in Control has the meaning set forth in the Forestar Group Inc. 2018 Stock Incentive Plan, as amended from time to time, or any successor Company equity compensation plan.

Section 2.4. Code means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

Section 2.5. Committee means the Compensation Committee of the Board or such other committee(s), subcommittee(s) or person(s) the Board appoints to administer the Plan or to make and/or administer specific awards hereunder. If no such appointment is in effect at any time, “Committee” will mean the Board.

Section 2.6. Company means Forestar Group Inc., a Delaware corporation, and its successors and assigns.

Section 2.7. Eligible Earnings means, unless otherwise determined by the Committee with respect to an Award Opportunity, the Participant’s annualized base salary as in effect on the last day of the Performance Period.

Section 2.8. Final Award means the actual award earned for performance during a Performance Period by a Participant, as determined by the Committee at or following the end of the Performance Period.

Section 2.9. Participant means each Senior Executive who participates in the Plan as provided for in Article 4 herein.

Section 2.10. Performance Goal(s) means the performance objective(s) established by the Committee for the purpose of determining whether, and the extent to which, payments will be made for the Performance Period with respect to an Award Opportunity under the Plan. Performance Goals may be based on any criteria selected by the Committee including financial, operational, or strategic goals pertaining to Company-wide performance, the performance of one or more business units, divisions or functions, or individual performance.

Section 2.11. Performance Period means the twelve-month period beginning each October 1st and ending September 30th over which performance is measured for purposes of determining Final Awards, or such other period determined by the Committee in its sole and absolute discretion.

Section 2.12. Plan means this Forestar Group Inc. Executive Cash Incentive Plan, as the same may be amended from time to time.

Section 2.13. Retirement means, unless otherwise determined by the Committee with respect to an Award Opportunity, a Participant’s voluntary termination of employment with the Company and its Subsidiaries after attaining age 65.

Section 2.14. Senior Executive means each officer of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act and any other individual employed by the Company or any of its Subsidiaries who is designated by the Committee, in its sole and absolute discretion, to participate in the Plan.

Section 2.15. Subsidiary means any entity in which the Company, directly or indirectly, has a significant ownership interest or that is directly or indirectly controlled by the Company.

Section 2.16. Target Award means the award to be paid to a Participant when targeted Performance Goals, as established by the Committee, are attained.

ARTICLE 3

ADMINISTRATION

Section 3.1. The Committee. This Plan will be administered by the Committee. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Award Opportunities under the Plan, whether or not any Award Opportunities are the same or such persons are similarly situated. Except as limited by law and subject to the provisions herein, the Committee will have full power to:

(i) select the Senior Executives who will participate in the Plan;

(ii) determine the size and types of Award Opportunities, including Target Awards and Final Awards and any Eligible Earnings that may be used to calculate the same;

(iii) determine the terms and conditions of Award Opportunities, including the Performance Goals applicable thereto;

(iv) construe and interpret the Plan and any agreement or instrument entered into under the Plan;

(v) establish, amend, or waive rules and regulations for the Plan’s administration, including sub-plans as necessary and appropriate;

(vi) amend the terms and conditions of any outstanding Award Opportunity;

(vii) delegate any of its authority described herein, subject to such limitations as the Committee deems appropriate; and

(viii) make all other determinations which may be necessary or advisable for the administration of the Plan.

All references in the Plan to the “Committee” will be, as applicable, to the Committee or any other person to whom the Committee has delegated authority to administer the Plan. Any action taken or determination made by the Committee will be conclusive and binding on all parties.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

Section 4.1. Eligibility. Only Senior Executives will be eligible to participate in the Plan.

Section 4.2. Participation. Participation in the Plan is discretionary and will be determined on a periodic basis by the Committee. Participation in the Plan and the receipt of a Final Award under the Plan requires that a Participant be in an employment relationship with the Company or a Subsidiary through the applicable payment date of such Final Award.

Section 4.3. Partial Performance Period Participation. A Senior Executive who becomes eligible to participate in the Plan after the beginning of a Performance Period may participate on a pro rata basis in the Plan for that Performance Period. The Committee, in its discretion, retains the right to increase or decrease the number of days the Senior Executive participates in the Plan for the initial Performance Period of eligibility or to reflect any period the Senior Executive is on a leave of absence.

Section 4.4. No Right to Participate. No Senior Executive will at any time have a right to participate in the Plan for any Performance Period. All awards and other benefits granted under the Plan are of a voluntary nature. The grant of an award or the benefit of participating in the Plan will not create a claim for future awards, benefits, or participation in the Plan even if awards or benefits have been granted to a Participant repeatedly over previous Performance Periods.

ARTICLE 5

AWARD DETERMINATION

Section 5.1 Establishment of Performance Goals; Threshold, Target, and Maximum Performance. Prior to the beginning of each Performance Period, or as soon as practicable thereafter, the Committee will select the Performance Goals for that Performance Period. The Committee may determine any minimum or threshold levels of Performance Goals achievement, below which no payouts of Final Awards will be made to any Participant. The Committee shall establish target levels of Performance Goal achievement, for which a Participant’s Target Award will become payable. In addition, the Committee may establish guidelines governing the maximum Final Awards that may be earned by Participants (either in the aggregate, by employee class, or among individual Participants) in each Performance Period.

Section 5.2. Award Opportunities. Prior to the beginning of each Performance Period, or as soon as practicable thereafter, the Committee shall establish Award Opportunities (including each Participant’s Target Award) which correspond to various levels of achievement of the pre-established Performance Goals for the Performance Period. In the event a Participant changes positions during a Performance Period, the Participant’s Award Opportunity may be adjusted to reflect the amount of time in each position during the Performance Period.

Section 5.3. Adjustment of Performance Goals; Determination of Final Awards.

(a) Although Performance Goals generally will not be changed during the Performance Period, if the Committee determines that external changes or other unanticipated conditions have materially affected the fairness of the goals, then the Committee may approve appropriate adjustments to the Performance Goals (either up or down) during the Performance Period. Such adjustments may exclude the before-tax or after-tax effects of any significant acquisitions or dispositions, unusual or non-recurring items, or other matters not included in the calculations made in connection with setting the Performance Goals. Adjustments need not be the same for each Participant and will be determined by and calculated or measured in the manner specified by the Committee.

(b) Notwithstanding any other provision of this Plan, in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company, the Committee will adjust the following as necessary to prevent the enlargement or dilution of any Award Opportunity under the Plan: (i) the Performance Goals related to the then-current Performance Periods; and (ii) the amount payable pursuant to the Award Opportunities for the then-current Performance Periods.

(c) At the end of each Performance Period or as soon as practicable thereafter, the Committee will compute Final Awards. The Committee will have the authority, in its absolute discretion, to increase, or to reduce or eliminate the amount of the Final Award determination for each Participant based upon such Participant’s individual performance during the Performance Period or upon any other objective or subjective criteria it deems appropriate.

ARTICLE 6

PAYMENT OF FINAL AWARDS

Section 6.1. Form and Timing of Payment. Unless otherwise determined by the Committee, each Participant’s Final Award will be paid in a single cash lump sum as soon as practicable following the end of the Performance Period and in all events by the 15th day of the 3rd month following the end of the calendar year in which the Participant becomes entitled to such Final Award, except to the extent that a Participant has made a timely election to defer the receipt of such Award pursuant to a deferral arrangement with the Company or any of its affiliates. The payment of a Final Award may be reduced or otherwise offset to satisfy any outstanding debt or obligation owed by the Participant to the Company or a Subsidiary. Any Final Award payable to a Participant who is deceased will be distributed to the Participant’s estate at the time such Award would have been paid to Participant, if Participant were still alive, in which event the Company and its Subsidiaries have no further liability to anyone with respect to such amount

Section 6.2. Withholding Taxes. The Company, or the applicable Subsidiary, will have the right to deduct from all payments under the Plan any federal, state, local, or other taxes required by applicable law to be withheld with respect to such payments.

Section 6.3. Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the Plan will have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right will be equivalent to that of an unsecured general creditor of the Company.

ARTICLE 7

TERMINATION OF EMPLOYMENT

Section 7.1. Termination of Employment Due to Retirement, Death or Disability. In the event a Participant’s employment is terminated prior to the payment date of any Final Award by reason of Retirement, death or disability, the Final Award determined in accordance with Section 5.3 herein will be calculated based on actual performance but pro-rated to reflect any reduced period of such Participant’s employment during the Performance Period. The Final Award paid under this Section 7.1 will be paid in accordance with Section 6.1.

Section 7.2. Termination of Employment for Reasons Other than Retirement, Death Disability. Except as provided in Article 9 below, in the event a Participant’s employment is terminated prior to the payment date of any Final Award, for any reason other than Retirement, death or disability, all of the Participant’s rights to a Final Award for the Performance Period then in progress will be forfeited.

ARTICLE 8

RIGHTS OF PARTICIPANTS

Section 8.1. Employment. Nothing in the Plan will be construed as giving any Participant the right to be retained in the employ of the Company or any Subsidiary or any right to any payment whatsoever, except to the extent of the benefits provided for by the Plan.

Section 8.2. Nontransferability. No right or interest of any Participant in the Plan will be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

Section 8.3. Recoupment. Awards granted under the Plan will be subject to the Forestar Compensation Recoupment (Clawback) Policy, as the same may be amended, to the extent that such Policy is otherwise applicable by its terms to the Participant and the Award Opportunity. In addition, the Committee may provide that any Award Opportunity granted under the Plan will be subject to any other recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time. By accepting an Award Opportunity under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy or any applicable law.

ARTICLE 9

CHANGE IN CONTROL

Within fifteen (15) business days following a Change in Control, each Participant under the Plan during the Performance Period in which the Change in Control occurs shall be entitled to a pro rata payment equal to (i) the Final Award the Participant would have earned for such Performance Period, assuming continued achievement of the relevant performance goals at the rate achieved as of the end of the calendar month immediately prior to the calendar month in which the Change in Control occurs, multiplied by (ii) a fraction, the numerator of which is the number of days in the Performance Period which have elapsed as of the Change in Control, and the denominator of which is the number of days in the Performance Period. Amounts payable pursuant to this Section 5 shall not be subject to downward adjustment by the Committee (or any successor committee), notwithstanding the provisions of Section 5.3.

ARTICLE 10

AMENDMENTS

The Company reserves the right, at any time and by action of the Board or the Committee, to amend, suspend or terminate the Plan and any Award Opportunity under the Plan; provided that no such action may materially and adversely affect the rights of any Participant in respect of any Award Opportunity established prior to the date such amendment is adopted by the Board or the Committee without such Participant’s written consent.

ARTICLE 11

MISCELLANEOUS

Section 11.1. Governing Law; Venue. The Plan and all provisions hereunder, will be governed by and construed in accordance with the laws of the state of Texas without giving effect to principles of conflict of laws. The proper place of venue to enforce any terms or conditions of the Plan will be Tarrant County, Texas. Furthermore, any legal proceeding against the Company arising out of or in connection with the Plan will be brought in the district courts of Tarrant County, Texas, or the United States District Court for the Northern District of Texas, Fort Worth Division. Compliance with Section 409A of the Code. The Plan is intended to comply with, or be exempt from, and will be administered in a manner that is intended to comply with, or be exempt from, Section 409A of the Code and will be construed and interpreted in accordance with such intent. Each Award Opportunity will be awarded and/or issued or paid in a manner that will comply with, or be exempt from, Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Any provision of the Plan that would cause an Award Opportunity to fail to satisfy Section 409A of the Code may be amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by applicable law).

Section 11.2. Status of Payments under the Plan. Unless otherwise expressly and specifically provided in a benefit plan or local law, payments under the Plan will not be taken into account for purposes of calculating an employee’s pension benefits under any applicable pension plans or other benefits under any other benefit plan of the Company and its Subsidiaries.

Section 11.3. Number. Except where otherwise indicated by the context, the plural will include the singular and the singular will include the plural.

Section 11.4. Severability. In the event that any provision of the Plan is declared or adjudicated illegal, invalid or unenforceable for any reason whatsoever, then the illegal, invalid or unenforceable provision will be deemed excised herefrom and the remaining parts of the Plan will continue and remain in full force and effect and the Plan will be construed and enforced as if such illegal, invalid or unenforceable provision had not been included herein.

Section 11.5. Successors. All obligations of the Company under the Plan will be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.